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                                                                     EXHIBIT 4.2

                           INVESTORS RIGHTS AGREEMENT

         INVESTORS RIGHTS AGREEMENT (this "Agreement") is dated as of April 30, 2001 by and among (i) Footwear Acquisition, Inc., a Delaware corporation (the "Company"), (ii) cre-8-net Ventures L.L.C. ("cre-8-net"), (iii) Perseus Acquisition/Recapitalization Fund, L.L.C. ("Perseus") and any Affiliates or co-investors of Perseus that become parties to this Agreement by executing and delivering an appropriate joinder agreement with the Company (the "Perseus Investors"), (iv) Union Overseas Holdings Limited ("UOHL") and (v) Itochu Corporation ("Itochu" and together with cre-8-net, the Perseus Investors and any subsequent or additional stockholder that becomes a party to this agreement, the "Stockholders" and individually a "Stockholder"). Certain terms used in this Agreement are defined in Exhibit A hereto.

                                 R E C I T A L S

         A. Each of Stockholders owns shares of the Company's capital stock (the "Shares"), purchased pursuant to a Stock and Note Purchase Agreement dated as of the date hereof (the "SPA") or, with respect to Itochu, pursuant to a certain Stock Purchase and Trademark Agreement dated as of February 24, 2001 by and among cre-8-net, Itochu and the Company.

         B. To induce the Stockholders to acquire their Shares, the Company has agreed to enter into this Agreement and to grant to the Stockholders the rights set forth herein.

         C. The Stockholders have agreed to enter into this Agreement and to grant to the other Stockholders and the Company the rights set forth herein.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and covenants contained herein, the Stockholders and the Company (collectively, the "Parties") agree as follows:

1.       BOARD OF DIRECTORS REPRESENTATION; BOARD APPROVAL; MANAGEMENT

         1.01. Representation. From and after the date hereof, each Stockholder shall vote all of the voting securities of the Company over which such Stockholder has voting control so as to effect the following:


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                  (a)      Composition of the Board of Directors. The number of
directors comprising the Company's Board of Directors (the "Board") shall initially be up to seven and shall include:

                           (i)      William N. Simon and Marsden S. Cason, who
shall serve so long as (A) they remain senior executive officers and members of cre-8-net and (B) cre-8-net is managing the Company under the management agreement;

                           (ii)     Two directors designated by the Perseus
Investors who shall initially be Ray E. Newton III and Curtis Glovier;

                           (iii)    One director designated by UOHL; and

                           (iv)     Two directors, each nominated by the Perseus
Investors, who shall be reasonably acceptable to a majority of the directors previously appointed to the Board. Such directors shall not be employees, officers or control persons of the Company or any Stockholder or any Affiliate of such Stockholder (the "Independent Directors").

                  (b) At any time, any Person designated to serve on the Board hereunder shall be removed from the Board (and thereupon from all committees thereof) with or without cause, at the written request of the Stockholder that designated or nominated such director in accordance herewith.

                  (c) If any Person designated to serve on the Board hereunder for any reason ceases to serve as a director of the Board or any committee thereof during such director's term of office, the resulting vacancy on the Board or any Committees shall be filled by a Person designated or nominated by the Stockholder that designated or nominated the director vacating the office in accordance herewith. The procedures set forth in (a)(iv) hereof shall be used for replacing Independent Directors.

                  (d) Directors shall be reimbursed for their reasonable travel or other expenses incurred in connection with their attendance at board meetings or other Company business. Additional director compensation may be paid to the directors appointed pursuant to Section 1.01(a)(iv) at the discretion of the Board.

         1.02. Protective Provisions. The Company covenants and agrees that the Company shall not take any of the following material actions without the approval of the Board:

                           (i)      adopt, approve or amend the Company's annual
business plan or budgets or make any material change in the principal business activity of the Company;

                           (ii)     terminate or otherwise discharge any
executive officer of the Company or hire any replacement therefor;


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                           (iii)    engage or continue in any loans, leases,
contracts or other similar transactions with any officer or director of the Company or any members of any such officer's immediate family (including parents, children, siblings and spouse) or of his Affiliates;

                           (iv)     make or agree to make any capital
expenditures that vary from the terms of the Company's business plan or budget by more than 5% in the aggregate; or

                           (v)      enter into any material agreements which
exceed the Company's business plan or budget by more than 5% in the aggregate or is outside the ordinary course of business; or

                           (vi)     any other actions determined by the Board.

         1.03.    Management of the Company

         The Company shall enter into an appropriate management agreement with Cre-8-Net which shall provide inter alia, that in consideration of an annual management fee of $400,000 per year to be paid by the Company to cre-8-net, each of William Simon and Marsden Cason (each an "Officer") will: (i) subject to customary exceptions, devote his business efforts on a full-time basis to the Company; (ii) agree not to actively engage in any other employment or consulting activity for any direct or indirect remuneration without the prior approval of the Board, which approval shall not be unreasonably withheld; and (iii) not be entitled to receive any salary from the Company.

2.       REGISTRATION RIGHTS

         2.01.    Definitions. For purposes of this Section 2:

                  "Commencement Date" means the date that is 180 days after a Qualified IPO.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute.

                  "Form S-3" means such form under the Securities Act as in effect on the date hereof or any successor form under the Securities Act that permits significant incorporation by reference of the Company's public filings under the Securities Exchange Act of 1934;

                  "Holder" means (i) a Stockholder, (ii) the partners, members or stockholders of a Stockholder collectively provided that such partners, members or stockholders act through such Stockholder or its successor and (iii) any person or entity to whom a Holder sells, transfers or assigns 5% or more of its Registrable Securities, other than in a sale pursuant to Rule 144 under the Securities Act or a registration effected pursuant to this Agreement.


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                  "Register," "registered," and "registration" refer to an
underwritten registration effected by preparing and filing with the Securities and Exchange Commission (the "Commission") a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering by the Commission of effectiveness of such registration statement or document.

                  "Registration Expenses" means all expenses in connection with the Company's performance of or compliance with its obligations under this
Section 2, including, without limitation, all (i) registration, qualification and filing fees; (ii) fees, costs and expenses of compliance with securities or blue sky laws (including reasonable fees, expenses and disbursements of counsel for the underwriters in connection with blue sky qualifications of the Registrable Securities under the laws of such jurisdictions as the managing underwriter or underwriters in a registration may designate, subject to the limitation as set forth in subsection (h) of Section 2.06 hereof); (iii) printing expenses; (iv) messenger, telephone and delivery expenses; (v) fees, expenses and disbursements of counsel for the Company and of all independent certified public accountants retained by the Company (including the expenses of any special audit and "cold comfort" letters required by or incident to such performance); (vi) Securities Act liability insurance if the Company so desires;
(vii) fees, expenses and disbursements of any other individuals or entities retained by the Company in connection with the registration of the Registrable Securities; (viii) fees, costs and expenses incurred in connection with the listing of the Registrable Securities on each national securities exchange or automated quotation system on which the Company has made application for the listing of its Common Stock; and (ix) internal expenses of the Company (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties and expenses of any annual audit). Registration Expenses shall not include selling commissions, discounts or other compensation paid to underwriters or other agents or brokers to effect the sale of Registrable Securities, or counsel fees and any other expenses incurred by Holders in connection with any registration that are not specified in the immediately preceding sentence.

                  "Registrable Securities" means any shares of Common Stock of the Company owned by any Holder or that may be acquired by any Holder upon the conversion of any convertible security or the exercise of any warrant or option owned by any Holder, but only to the extent such shares constitute "restricted securities" under Rule 144 under the Securities Act or are not subject to an effective registration statement under the Securities Act.

                  "Securities Act" means the Securities Act of 1933, as amended, or any successor statute.

         2.02.    Demand Registrations.

                  (a) Request for Registration. If at any time after the Commencement Date, but on not more than two occasions, one or more Holders who in the aggregate hold at least a majority of the Registrable Securities (together, the "Requestor") submits a written request (a "Demand Notice") to the Company that the Company register


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Registrable Securities under and in accordance with the Securities Act (a
"Demand Registration"), then (if the anticipated aggregate offering price, net of underwriting discounts and commissions, would exceed $10,000,000) the Company shall:

                           (i)      within five days after receipt of such
Demand Notice, give written notice of the proposed registration to all other Holders; and

                           (ii)     as soon as practicable, use diligent efforts
to effect such registration as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holders joining in such request as are specified in written requests received by the Company within 20 days after the date the Company mails the written notice referred to in clause (i) above.

         Notwithstanding the foregoing, if the Company shall furnish to the Requestor a certificate signed by the President of the Company stating that in the good faith judgment of the Board of the Company, it would be seriously detrimental to the Company or its stockholders for a registration statement to be filed on or before the date filing would be required in connection with any Demand Registration and it is therefore advisable to defer the filing of such registration statement, the Company shall have the right to defer such filing or delay its effectiveness for a reasonable period not to exceed 90 days provided that such right shall not be exercised more than once with respect to a request for registration hereunder during any period of twelve consecutive months. The Company will pay all Registration Expenses in connection with such withdrawn request for registration.

         Notwithstanding any other provision of this Section 2.02, if the managing underwriter of any underwritten offering effected pursuant to this
Section 2.02 determines that market factors require a limitation of the number of shares to be underwritten, the managing underwriter may limit the number of Registrable Securities to be included in such registration. The Company shall so advise all Holders distributing Registrable Securities through such underwriting, and there shall be excluded from such registration and underwriting, to the extent necessary to satisfy such limitation, Registrable Securities allocated in proportion, as nearly as practicable, to the respective amounts of Registrable Securities required to be included (determined without regard to any requirement of a request to be included in such registration) in such registration, held by all Holders at the time of filing the registration statement. To facilitate the allocation of shares in accordance with the above provisions, the number of shares allocated to any Holder may be rounded to the nearest 100 shares.

                  (b) Underwriting. In connection with any registration under this Section 2.02, if so requested by the Requestor, the Company shall enter into an underwriting agreement with one or more underwriters selected by the Requestor and reasonably acceptable to the Company having terms and conditions customary for such agreements.


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                  (c)      Limits. The Company shall not be obligated to effect
registrations under this Section 2.02 if (i) the Company has filed a registration statement within the 90 day period immediately preceding such request or (ii) the Registrable Securities are immediately registrable under Form S-3, in which case Section 2.04 shall apply.

         2.03.    Company Registration.

                  (a) Notice of Registration. If at any time or from time to time, the Company shall determine to register any of its capital stock, whether or not for its own account, other than a registration relating to employee benefit plans, a registration effected on Form S-4 or a registration effected pursuant to Section 2.02 hereof, the Company shall:

                           (i)      provide to each Holder written notice
thereof at least ten days prior to the filing of the registration statement by the Company in connection with such registration; and

                           (ii)     include in such registration, and in any
underwriting involved therein, all those Registrable Securities specified in a written request by each Holder received by the Company within twenty days after the Company mails the written notice referred to above, subject to the provisions of Section 2.03(b) below.

                  (b) Underwriting. The right of any Holder to registration pursuant to this Section 2.03 shall be conditioned upon the participation by such Holder in the underwriting arrangements specified by the Company in connection with such registration and the inclusion of the Registrable Securities of such Holder in such underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall (together with the Company) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by the Company and take all other actions, and deliver such opinions and certifications, as may be reasonably requested by such managing underwriter. Notwithstanding any other provision of this Section 2.03, if the managing underwriter determines that market factors require a limitation of the number of shares to be underwritten, the managing underwriter may limit the number of Registrable Securities to be included in such registration. The Company shall so advise all Holders distributing Registrable Securities through such underwriting, and there shall be excluded from such registration and underwriting, to the extent necessary to satisfy such limitation, Registrable Securities allocated in proportion, as nearly as practicable, to the respective amounts of Registrable Securities required to be included (determined without regard to any requirement of a request to be included in such registration) in such registration, held by all Holders at the time of filing the registration statement. To facilitate the allocation of shares in accordance with the above provisions, the number of shares allocated to any Holder may be rounded to the nearest 100 shares.

                  (c) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.03 prior to the


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effectiveness of such registration whether or not any Holder has elected to include Registrable Securities in such registration.

         2.04.    Form S-3 Registration.

                  (a) Request for S-3 Registration. If one or more Holders who in the aggregate hold at least a majority of the Registrable Securities (together, the "Requestor") submits a written request (an "S-3 Notice") or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, then (if the anticipated aggregate offering price, net of underwriting discounts and commissions, would exceed $1,000,000) the Company shall:

                           (i)      within five days after receipt of such S-3
Notice, give written notice of the proposed registration to all other Holders;
and

                           (ii)     as soon as practicable, use diligent efforts
to effect such registration as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holders joining in such request as are specified in written requests received by the Company within 20 days after the date the Company mails the written notice referred to in clause (i) above.

         Notwithstanding the foregoing, if the Company shall furnish to the Requestor a certificate signed by the President of the Company stating that in the good faith judgment of the Board of the Company, it would be seriously detrimental to the Company or its stockholders for a registration statement to be filed on or before the date filing would be required in connection with any Demand Registration and it is therefore advisable to defer the filing of such registration statement, the Company shall have the right to defer such filing or delay its effectiveness for a reasonable period not to exceed 90 days provided that such right shall not be exercised more than once with respect to a request for registration hereunder during any period of twelve consecutive months. The Company will pay all Registration Expenses in connection with such withdrawn request for registration.

         Notwithstanding any other provision of this Section 2.04, if the managing underwriter of any underwritten offering effected pursuant to this
Section 2.04 determines that market factors require a limitation of the number of shares to be underwritten, the managing underwriter may limit the number of Registrable Securities to be included in such registration. The Company shall so advise all Holders distributing Registrable Securities through such underwriting, and there shall be excluded from such registration and underwriting, to the extent necessary to satisfy such limitation, Registrable Securities allocated in proportion, as nearly as practicable, to the respective amounts of Registrable Securities required to be included (determined without regard to any requirement of a request to be included in such registration) in such registration, held by all Holders at the time of filing the registration statement. To facilitate the allocation


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of shares in accordance with the above provisions, the number of shares allocated to any Holder may be rounded to the nearest 100 shares.

         Notwithstanding any other provision of this Section 2.04, the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 2.04 if Form S-3 is not available for such offering by the Holders or within three months of any previous Form S-3 registration effectuated hereunder.

         (b) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this
Section 2.04 shall not be counted as demands for registration or registrations effected pursuant to Sections 2.02.

         2.05. Expense of Registration. All Registration Expenses incurred in connection with the registration and other obligations of the Company pursuant to Sections 2.02, 2.03 and 2.04 shall be borne by Company.

         2.06. Registration Procedures. If and whenever the Company is required by the provisions of this Section 2 to effect the registration of Registrable Securities, the Company shall:

                  (a) promptly prepare and file with the Commission a registration statement with respect to such Registrable Securities on any form that may be utilized by the Company and that shall permit the disposition of the Registrable Securities in accordance with the intended method or methods of disposition thereof, and use its reasonable diligent efforts to cause such registration statement to become effective as promptly as practicable and remain effective thereafter as provided herein, provided that prior to filing a registration statement or prospectus or any amendments or supplements thereto, including documents incorporated by reference after the initial filing of any registration statement, the Company will furnish to each of the Stockholders whose Registrable Securities are covered by such registration statement, their counsel and the underwriters copies of all such documents proposed to be filed sufficiently in advance of filing to provide them with a reasonable opportunity to review such documents and comment thereon;

                  (b) prepare and file with the Commission such amendments (including post-effective amendments) and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and current and to comply with the provisions of the Securities Act with respect to the sale or other disposition of all Registrable Securities covered by such registration statement, including such amendments (including post-effective amendments) and supplements as may be necessary to reflect the intended method of disposition by the prospective seller or sellers of such Registrable Securities, provided that such registration statement need not be kept effective and current for longer than 120 days subsequent to the effective date of such registration statement;


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                  (c)      provide customary indemnity and contribution
arrangements to any qualified independent underwriter or qualified independent pricer as defined in Schedule E of the Bylaws of the National Association of Securities Dealers, Inc. (a "Qualified Independent Underwriter/Pricer"), if requested by such Qualified Independent Underwriter/Pricer, on such reasonable terms as such Qualified Independent Underwriter/Pricer customarily requires;

                  (d) subject to receiving reasonable assurances of confidentiality, for a reasonable period after the filing of such registration statement, and throughout each period during which the Company is required to keep a registration effective, make available for inspection by the selling holders of Registrable Securities being offered, and any underwriters, and their respective counsel, such financial and other information and books and records of the Company, and cause the officers, directors, employees, counsel and independent certified public accountants of the Company to respond to such inquiries as shall be reasonably necessary, in the judgment of such counsel, to conduct a reasonable investigation within the meaning of Section 11 of the Securities Act;

                  (e) promptly notify the selling holders of Registrable Securities and any underwriters and confirm such advice in writing, (i) when such registration statement or the prospectus included therein or any prospectus amendment or supplement or post-effective amendment has been filed, and, with respect to such registration statement or any post-effective amendment, when the same has become effective, (ii) of any comments by the Commission, by the National Association of Securities Dealers Inc. ("NASD"), and by the blue sky or securities commissioner or regulator of any state with respect thereto or any request by any such entity for amendments or supplements to such registration statement or prospectus or for additional information, (iii) of the issuance by the Commission of any stop order suspending the effectiveness of such registration statement or the initiation or threatening of any proceedings for that purpose, (iv) if at any time the representations and warranties of the Company set forth in the underwriting agreement with respect to such registration statement cease to be true and correct in all material respects,
(v) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, or (vi) at any time when a prospectus is required to be delivered under the Securities Act, that such registration statement, prospectus, prospectus amendment or supplement or post-effective amendment, or any document incorporated by reference in any of the foregoing, contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading;

                  (f) furnish to each selling holder of Registrable Securities being offered, and any underwriters, prospectuses or amendments or supplements thereto, in such quantities as they may reasonably request and as soon as practicable, that update previous prospectuses or amendments or supplements thereto;

                  (g) permit selling holders of Registrable Securities to rely on any representations and warranties made to any underwriter of the Company or any opinion


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of counsel or "cold comfort" letter delivered to any such underwriter, and indemnify each such holder to the same extent that it indemnifies any such underwriter;

                  (h) use reasonable diligent efforts to (i) register or qualify the Registrable Securities to be included in a registration statement hereunder under such other securities laws or blue sky laws of such jurisdictions within the United States of America as any selling holder of such Registrable Securities or any underwriter of the securities being sold shall reasonably request, (ii) keep such registrations or qualifications in effect for so long as the registration statement remains in effect and (iii) take any and all such actions as may be reasonably necessary or advisable to enable such holder or underwriter to consummate the disposition in such jurisdictions of such Registrable Securities owned by such holder; provided, however, that the Company shall not be required for any such purpose to (x) qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not otherwise be required to qualify but for the requirements of this Section 2.06(h), (y) subject itself to taxation in any such jurisdiction or (z) consent to general service of process in any such jurisdiction;

                  (i) cause all such Registrable Securities to be listed or accepted for quotation on each securities exchange or automated quotation system on which the Company's Common Stock then trades; and

                  (j) otherwise use reasonable diligent efforts to comply with all applicable provisions of the Securities Act, and rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering a period of at least twelve months which shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

         2.07. Indemnification. In the event any of the Registrable Securities are included in a registration statement under this Section 2:

                  (a) the Company will indemnify each Holder who participates in such registration, each of its officers and directors and partners and such Holder's separate legal counsel and independent accountants, and each person controlling such Holder within the meaning of Section 15 of the Securities Act, and each underwriter, if any, and each person who controls any underwriter within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation with the Company's consent (not be unreasonably withheld), commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Company of any rule or regulation promulgated under the Securities Act applicable to the Company in connection with any such registration, qualification or compliance, and the Company will reimburse each such Holder, each of its officers and


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directors and partners and such Holder's separate legal counsel and independent accountants and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information expressly furnished to the Company by such Holder or underwriter for use therein.

                  (b) Each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors and officers and its legal counsel and independent accountants, each underwriter, if any, of the Company's securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, and each other such Holder, each of its officers and directors and each person controlling such Holder within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading, and will reimburse the Company, such Holders, such directors, officers, persons, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information expressly furnished to the Company by such Holder for use therein.

                  (c)      Each party entitled to indemnification under this
Section 2.07 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought provided that failure to give such prompt notice shall not relieve the Indemnifying Party of its obligations hereunder unless it is materially prejudiced thereby, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld). Such Indemnified Party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be that of such Indemnified Party unless (i) the Indemnifying Party has agreed to pay such fees and expenses or (ii) the Indemnifying Party shall have failed to assume the defense of such action or proceeding and employ counsel reasonably satisfactory to such Indemnified Party in any such action or proceeding or (iii) the named parties to any such action or proceeding (including any impleaded parties) include both


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such Indemnified Party and the Indemnifying Party and such Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to such Indemnified Party which are different from or additional to those available to the Indemnifying Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing of an election to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense of such action or proceeding on behalf of such Indemnified Party, it being understood, however, that the Indemnifying Party then shall have the right to employ separate counsel at its own expense and to participate in the defense thereof, and shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Parties, which firm shall be designated in writing by a majority of the Indemnified Parties who are eligible to select such counsel). No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. No Indemnified Party may consent to entry of any judgment or enter into any settlement without the prior written consent of the Indemnifying Party.

                  (d)      If the indemnification provided for in this Section
2.07 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying the Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party with respect to such loss, liability, claim, damage or expenses in the proportion that is appropriate to reflect the relative fault of the Indemnifying Party and the Indemnified Party in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

         2.08. Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Registrable Securities to the public without registration, after such time as a public market exists for the Common Stock, the Company shall use reasonably diligent efforts to:

                  (a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, beginning 90 days after the Company registers a class of securities under Section 12 of the Exchange Act or completes a registered offering under the Securities Act; or

                  (b) File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements);

                  (c) Furnish to any Holder promptly upon request a written statement as to its compliance with the reporting requirements of Rule 144 (at any time after 90 days after the Company completes a registered offering under the Securities Act), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company and other information in the possession of or reasonably obtainable by the Company as an Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing an Holder to sell Registrable Securities without registration.

         2.09. Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Section 2 after the date all Registrable Securities held by such Holder may be sold in a single three-month period under Rule 144 under the Securities Act.

         2.10. Information To Be Provided by the Holders. Each Holder whose Registrable Securities are included in any registration pursuant to this Agreement shall furnish the Company such information regarding such Holder and the distribution proposed by such Holder as may be reasonably requested in writing by the Company and as shall be required in connection with such registration or the registration or qualification of such securities under any applicable state securities law.

         2.11. "Stand-Off" Agreement. Each Holder, if requested by the managing underwriter of a registered public offering of securities by the Company, shall agree not to sell or otherwise transfer or dispose of any Registrable Securities or other securities of the Company then held by such Holder for a specified period of time that is customary under the circumstances (not to exceed 180 days) following the effective date of the registration statement for such offering, provided that (a) no such agreement shall be required unless the Holders enter into a similar agreement covering the same period of time and (b) such agreement shall contain terms customary for such agreements. The Company may impose stop transfer instructions to enforce any required agreement of the Holders under this Section 2.11.

         2.12. Transferability. The registration rights set forth herein may be transferred by any Holder to a transferee who acquires at least 5% of the shares of the Company's Common Stock held by a Stockholder; provided that the foregoing restriction shall not apply to a transfer of rights to an affiliate of any Stockholder.

3.       INFORMATION AND INSPECTION RIGHTS

         3.01. Information. The Company shall deliver to each Stockholder for so long as such Stockholder (together with and any Persons whose securities are aggregated with those of such Stockholder pursuant to Section 9.09 hereof for purposes of the

Agreement) holds Common Share Equivalents that in the aggregate equal at least 25% of the total Common Share Equivalents originally purchased by such
Stockholder:

                  (a) as soon as practicable, but in any event within 90 days after the end of each fiscal year of the Company, an income statement of the Company for such fiscal year, a cash flow statement of the Company for such fiscal year, and a balance sheet of the Company as of the end of such fiscal year, with each such financial statement to be in reasonable detail, prepared in accordance GAAP, and audited and certified by a firm of independent public accountants of nationally recognized standing selected by the Company;

                  (b) as soon as practicable, but in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Company, unaudited statements of income and cash flows of the Company for such fiscal quarter and an unaudited balance sheet of the Company as of the end of such fiscal quarter;

                  (c) as soon as practicable, but in any event at least thirty days prior to the end of each fiscal year, a budget and business plan of the Company for the next fiscal year, prepared on a monthly basis, including balance sheets and statements of cash flows for such months and, as soon as prepared, any other budgets or revised budgets prepared by the Company;

                  (d) with respect to the financial statements called for in subsections (a) and (b) of this Section 3.01, an instrument executed by the Chief Financial Officer or President of the Company certifying that such financial statements were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP) and fairly present the financial condition of the Company and its results of operation, cash flows and changes in shareholders' equity for the period specified, subject to year-end audit adjustments; and

                  (e) written information provided to the Board with respect to the operating activities of the Company and such other information relating to the financial condition, business, prospects or corporate affairs of the Company as such Stockholder may from time to time request in good faith.

Notwithstanding any provision of this Section 3.01 to the contrary, the Company will not be required to provide any information which it reasonably considers to be a trade secret, other confidential information or that is protected by any privilege.

         3.02. Inspection. During any period in which a Stockholder is entitled to receive the materials specified in Section 3.01 hereof, the Company shall permit such Stockholder, at such Stockholder's expense, to visit and inspect the Company's properties, to examine its books of account and records and to discuss the Company's affairs, finances and accounts with its officers, all at such reasonable times and upon reasonable notice as may be requested by such Stockholder.

4.       RIGHT OF FIRST REFUSAL

         4.01. Notice. In the event any Stockholder (a "Selling Stockholder") desires to sell, transfer or otherwise dispose of any or all of the shares of capital stock of the Company owned of record or beneficially by such Stockholder or any securities ultimately convertible into or exercisable for any such shares of capital stock (collectively, the "Target Shares"), such Selling Stockholder shall promptly deliver to the Company and the other Stockholders a written notice of such intended disposition (a "Disposition Notice") setting forth the proposed terms and conditions thereof, including the number and type of securities to be disposed of, any conditions to such disposition, the proposed timing of such disposition, the proposed acquirer of such Target Shares, and the consideration to be paid for such securities. Except as otherwise provided herein, a Stockholder may not sell, transfer or otherwise dispose of any shares of capital stock of the Company or any securities ultimately convertible into or exercisable for such shares of capital stock unless it delivers to the Company and the other Stockholders a Disposition Notice and complies with the provisions of this Section 4.01 or unless the proposed sale, transfer or disposition is exempt under Section 4.06 hereof from the right of first offer granted herein.

         4.02. The Company's Right. The Company shall, for a period of thirty days following receipt of a Disposition Notice, have the right to purchase the Target Shares specified therein upon the terms and conditions specified in the Disposition Notice, subject to the conditions contained in this Section 4.02. If such terms contemplate property other than cash constituting all or a portion of the purchase price for the Target Shares, the Company shall substitute cash in an amount equal to the fair value of such property for such property. The fair value of such property shall be determined by the Company's Board in good faith, in consultation with such independent investment bank or appraiser as the Board shall deem appropriate. The Company's purchase right shall be exercisable by written notice (the "Exercise Notice") delivered to the Selling Stockholder and the other Stockholders prior to the expiration of such thirty-day exercise period. If such right is exercised with respect to all of the Target Shares specified in the Disposition Notice, then the Company shall complete the repurchase of such Target Shares, by no later than twenty Business Days after the delivery of the Exercise Notice. At such time, the Selling Stockholder shall deliver to the Company the certificates representing the Target Shares to be repurchased, each certificate to be properly endorsed for transfer. Alternatively, if such right is exercised with respect to only a portion of the Target Shares specified in the Disposition Notice, then such right to repurchase shall be contingent upon the election of one or more of the Stockholders to repurchase the remaining Target Shares. The Company shall notify the other Stockholders of its intent to repurchase only a portion of the Target Shares within the thirty-day exercise period above defined. In such event, the Company's repurchase of such Target Shares shall be consummated, if at all, at the time of the exercise of the repurchase rights granted to the Stockholders in accordance with Section 4.03 hereof. In the event one or more of the Stockholders do not elect to repurchase the remaining Target Shares, the Company shall be deemed to have waived its right under this Section 4.02.

         4.03. The Stockholders' Right. Subject to the rights of the Company under Section 4.02 hereof, the Stockholders (other than the Selling Stockholder), for a period of the longer of (i) thirty days from receipt of the Disposition Notice and (ii) fifteen days from receipt of written notice of the Company's election either to waive its purchase right or to repurchase only a portion of the Target Shares, shall have the right to purchase the remaining balance, if any after the Company's repurchase of the Target Shares, upon the terms and conditions specified in the Disposition Notice. The Stockholders shall exercise such right in the same manner and subject to the same rights and conditions as the Company, as more specifically set forth in paragraph 4.02 above. To the extent that the Target Shares need to be allocated among the Stockholders, they shall be allocated pro rata based on the holdings of Common Share Equivalents of each such Stockholder that desires to exercise its purchase right.

         4.04. Non-Exercise of Purchase Right. In the event an Exercise Notice with respect to any portion of the Target Shares is not given to the Selling Stockholder by the Company or any of the other Stockholders within the period specified herein following the date of the Company's and the other Stockholders' receipt of the Disposition Notice, then subject to compliance with the provisions of Section 4.05 hereof, the Selling Stockholder shall have a period of 30 days thereafter in which to sell the Target Shares upon terms and conditions (including the purchase price) no more favorable to the acquirer than those specified in the Disposition Notice. It shall be a condition to any such disposition that the acquirer agree to be bound by and comply with all of the provisions of this Agreement applicable to such Selling Stockholder with respect to such Target Shares. In the event the Selling Stockholder does not consummate the sale or disposition of the Target Shares within such 30 day period, the Company's and the Stockholders' purchase rights shall continue to be applicable to any subsequent disposition of the Target Shares by the Selling Stockholder.

         4.05. No Partial Exercise of Right. If the Company and/or the other Stockholders do not exercise the purchase rights pursuant to this Section 4 with respect to all Target Shares described in a particular Disposition Notice, then such right shall not apply to any Target Shares described in such Disposition Notice.

         4.06. Exempt Transfers. Notwithstanding the foregoing, the purchase rights of the Company and the other Stockholders set forth in this Section 4 shall not apply to any transfer by a Selling Stockholder to (a) the descendants, siblings or spouse of the Selling Stockholder or to trusts for the benefit of such persons or the Selling Stockholder, (b) to such Selling Stockholder's Affiliates, or (c) in the case of a Selling Stockholder that is a private investment company, to the partners, members, stockholders or other investors of such Selling Stockholders as a distribution or similar transfer from such Selling Stockholder; provided that in each of the foregoing cases, the transferee shall furnish the Stockholders and the Company with a written agreement to be bound by and comply with all provisions of this Agreement. Such transferred stock shall remain subject to the provisions of this Agreement, and such transferee shall be treated as a "Stockholder" for the purposes of this Agreement.

5.       CO-SALE RIGHTS

         5.01. Notice. Subject to the provisions of Section 4, if any Stockholder (the "Selling Stockholder") desires to accept a bona fide offer from a financially capable acquirer for the sale, transfer or other disposition of any of the shares of any class of capital stock of the Company owned of record or beneficially by such Stockholder or any securities ultimately convertible into or exercisable for any such shares of capital stock (collectively, the "Sale Shares"), the Selling Stockholder shall promptly deliver to the Company and the other Stockholders, a written notice of such intended disposition (a "Sale Notice") setting forth the terms and conditions thereof, including the number and type of securities to be disposed of, any conditions to such disposition, the proposed timing of such disposition, the consideration to be paid for such securities and the identity of the proposed acquirer. Except as otherwise provided herein, the Selling Stockholder may not sell, transfer or otherwise dispose of any shares of capital stock of the Company or any securities ultimately convertible into or exercisable for such shares of capital stock unless Selling Stockholder delivers to the Company and the other Stockholders a Sales Notice and complies with the provisions of this Section 5 or unless the proposed sale, transfer or disposition is exempt under Section 5.05 hereof from the co-sale rights granted herein.

         5.02. Grant of Co-Sale Rights. Each Stockholder (other than the Selling Stockholder) shall have the right, exercisable upon written notice to the Selling Stockholder within ten days after receipt of the Selling Stockholder's Sale Notice, to participate in such sale of the Sale Shares on the same terms and conditions as those set forth in the Sale Notice. To the extent any other Stockholder exercises such right of participation (a "Participating Stockholder") and the acquirer is not willing to acquire all of the shares to be sold by the Selling Stockholder and such other Stockholders, the number of shares of Sale Shares that the Selling Stockholder may sell in the transaction shall be correspondingly reduced. The right of participation of each Stockholder shall be subject to the terms and conditions set forth in this Section 5.02.

                  (a) Each Participating Stockholder and the Selling Stockholder shall be deemed to own the number of shares of Common Stock that it actually owns plus the number of shares of Common Stock that are issuable upon conversion of any convertible securities of the Company or upon the exercise of any warrants, options or similar rights then owned by it at an exercise price less than the purchase price specified in the Sale Notice.

                  (b) Each Participating Stockholder may sell all or any part of a number of Sale Shares equal to the product obtained by multiplying (i) the aggregate number of Sale Shares by (ii) a fraction, the numerator of which is the number of shares of Common Stock of the Company deemed to be owned by such Participating Stockholder and the denominator of which is the total number of outstanding shares of Common Stock of the Company deemed to be owned by all Stockholders.

                  (c) Each Participating Stockholder may effect its participation in the sale by delivering to the Selling Stockholder for transfer to the acquirer one or more certificates, properly endorsed for transfer, which represent:

                           (i)      the number of shares that it elects to sell
pursuant to this Section 5.02;

                           (ii)     that number of shares of convertible
securities of the Company that is at such time convertible into the number of shares of Common Stock that it has elected to sell pursuant to this Section 5.02, if any; provided, however, that if the acquirer objects to the delivery of convertible securities of the Company in lieu of Common Stock, the Participating Stockholder may, to the extent permitted by the terms of such security, convert and deliver Common Stock as provided in subparagraph (i) above; or

                           (iii)    a combination of the foregoing that in the
aggregate represents the number of shares of Common Stock to be sold by the Participating Stockholder.

         5.03. Payment of Proceeds. The stock certificates that the Participating Stockholders deliver to the Selling Stockholder pursuant to
Section 5.02 shall be transferred by the Selling Stockholder to the acquirer in consummation of the sale of the Sale Shares pursuant to the terms and conditions specified in the Sale Notice, and the Selling Stockholder shall promptly thereafter remit to the Participating Stockholders that portion of the sale proceeds to which such Participating Stockholder is entitled by reason of its participation in such sale.

         5.04. Non-Exercise. The exercise or non-exercise of the rights of the Participating Stockholders hereunder to participate in one or more sales of Sale Shares made by the Selling Stockholder shall not adversely affect its right to participate in subsequent sales by the Selling Stockholder. In the event none of the Stockholders elect to exercise their co-sale rights hereunder with respect to a disposition, the Selling Stockholder may consummate such disposition in accordance with the terms specified in the Sale Notice but only within 120 days after the expiration of the other Stockholders' co-sale rights.

         5.05. Exempt Transfers. The provisions of this Section 5 shall not apply to any transfer by a Selling Stockholder to (i) the descendants, siblings or spouse of such Selling Stockholder or to trusts for the benefit of such persons or the Selling Stockholder, (ii) to a Selling Stockholder's Affiliates, or (iii) to the partners, members, stockholders or other investors of a Perseus Investor as a distribution or similar transfer from such Perseus Investor; provided that in each of the foregoing cases, the transferee shall furnish the Company with a written agreement to be bound by and comply with all provisions of this Agreement. Such transferred stock shall remain subject to the provisions of this Agreement, and such transferee shall be treated as a Stockholder for the purposes of this Agreement.

6.       BRING ALONG RIGHTS

         Subject to complying with its obligations under Section 4, if the Perseus Investors, so long as they hold 40% or more of the Common Share Equivalents outstanding of the Company, determines to sell all of their Shares in the Company in a single or series of related transactions to a bona fide third party (a "Control Sale"), the Perseus Investors shall have the right, but not the obligation to require each other

Stockholder to participate in such Control Sale. The Perseus Investors may exercise their rights under this Section 6 by delivering to the other Stockholders (excluding the Perseus Investors) a written notice (a "Control Sale Notice") describing in reasonable detail the terms of the Control Sale and notifying the other Stockholders that the Perseus Investors are exercising their rights under this Section 6. Upon the receipt by the other Stockholders of a Control Sale Notice, all Stockholders shall be obligated to sell their Shares in the Control Sale on the same or financially equivalent terms as those applicable to the Perseus Investors, and shall cooperate with the Perseus Investors in consummating such sale. No Stockholder shall take any action to impede or otherwise disrupt the consummation of such Control Sale. Once a Control Sale Notice has been delivered no Stockholder may enter into any agreement or arrangement to sell, transfer, pledge, encumber or otherwise dispose of such Stockholder's Shares until it receives notification that such Control Sale has been abandoned. The Perseus Investors shall have the right to abandon any Control Sale at any time in their sole discretion and shall be deemed to have abandoned such Control Sale if it has not been consummated within three months after it has delivered a Control Sale Notice to the other Stockholders regarding such Control Sale.

7.       PURCHASE RIGHTS REGARDING FUTURE SALES OF CAPITAL SECURITIES BY THE
         COMPANY.


         7.01. Subject to the terms and conditions specified in this Section 7, the Company hereby grants to each Stockholder a purchase right with respect to future sales by the Company of its Capital Securities (as hereinafter defined). Each Stockholder shall be entitled to apportion the purchase right hereby granted it among itself and its members, partners and affiliates in such proportions as it deems appropriate. Each time the Company proposes to offer any shares of, or any securities convertible into or exercisable or exchangeable for any shares of, any class of its capital stock (collectively, "Capital Securities"), the Company shall first make an offering of such Capital Securities to each Stockholder in accordance with the following provisions:

                  (a) The Company shall deliver a notice by certified mail (a "Company Sales Notice") to the Stockholders stating (i) its bona fide intention to offer such Capital Securities, (ii) the number of such Capital Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such Capital Securities.

                  (b) Within 20 Business Days after receipt of a Company Sales Notice, each Stockholder that desires to purchase any of the Capital Securities specified in such Company Sales Notice at the price and on the terms specified in such Sales Notice shall provide to the Company a written notice (a "Company Purchase Notice") setting forth the number of such Capital Securities such Stockholder is willing to purchase. If the total number of Capital Securities specified in all of the Company Purchase Notices received by the Company within such period exceeds the total number of Capital Securities specified in such Company Sales Notice or such greater number of Capital Securities that the Company is willing to sell at the price and on the terms specified in such Company Sales Notice, then the Capital Securities to be sold shall be allocated among the Stockholders in the same proportion that each such Stockholder's Common Share Equivalents bear to the total Common Share Equivalents owned by all of the Stockholders that have delivered Company Purchase Notices; provided that if such allocation would result in any Stockholder being allocated Capital Securities under this subsection (b) in excess of the total number of Capital Securities that it specified in its Purchase Notice, such excess Capital Securities shall be allocated among the other Stockholders that have not been allocated Capital Securities equal to the number of Capital Securities specified in their Company Purchase Notices in a manner that results in such other Stockholders receiving in the aggregate under this subsection (b) an equal percentage of the total number of Capital Securities specified in their respective Company Purchase Notices. All allocations made pursuant to this subsection (b) shall be rounded to the nearest whole Capital Security. The Capital Securities allocated to each Stockholder under this subsection (b) shall be purchased by such Stockholder at the price and on the terms specified in the Company Sales Notice at a closing to be held within 40 Business Days after the delivery of the Company Sales Notice. Such date shall be specified by the Company in a written notice delivered to each Stockholder participating in such sale at least 10 Business Days prior thereto.

                  (c) If all Capital Securities that the Stockholders are entitled to obtain pursuant to Section 7.01(b) are not elected to be obtained as provided in Section 7.01(b), the Company may, during the 120-day period following the expiration of the period provided in Section 7.01(b), offer the remaining unsubscribed portion of such Capital Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Company Sales Notice with respect thereto. If the Company does not enter into an agreement for the sale of such Capital Securities within such period, or if such agreement is not consummated within 30 days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Capital Securities shall not be offered unless first reoffered to the Stockholders in accordance herewith.

                  (d) The purchase right granted in this Section 7 shall not be applicable (i) to the issuance or sale of Common Stock (or options therefor) to consultants, officers, directors and employees for the primary purpose of soliciting or retaining their employment or services in a transaction or pursuant to a plan approved by the Company's Board, (ii) as part of or after a Qualified Initial Public Offering, (iii) the issuance of securities pursuant to the redemption, conversion or exercise of outstanding convertible or redeemable securities or warrants, options or similar rights, (iv) the issuance of securities in connection with a bona fide business acquisition by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, (v) the issuance of warrants, options or similar securities to a bank or other institutional lender as consideration for the extension of credit by such lender to the Company, (vi) the issuance of stock, warrants or other securities or rights to persons or entities with which the Company has business relationships provided such issuances are for other than primarily equity financing purposes and provided that at the time of any such issuance, the aggregate of such issuance and similar issuances in the preceding twelve-month period do not exceed 2% of the then outstanding Common Stock of the Company (assuming full conversion and exercise of all convertible and exercisable securities then outstanding) or such issuance is expressly approved by a majority of the director representatives of the Stockholders on the Company's Board.

                  (e) The rights granted by this Section 7 shall be available to any Stockholder only so long as such Stockholder owns 50% of more of the Common Share Equivalents originally owned by such Stockholder.

8.       LEGEND REQUIREMENTS

         8.01. Legend. Each certificate representing the shares of capital stock (or securities convertible into or exercisable for shares of capital stock) of the Company owned by the Stockholders shall be endorsed with the following legend:

         "THE SALE OR TRANSFER, THE VOTING AND CERTAIN OTHER RIGHTS RELATING TO THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN INVESTOR RIGHTS AGREEMENT BY AND AMONG THE COMPANY AND CERTAIN STOCKHOLDERS OF THE COMPANY. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY."

         8.02. Removal. The legend set forth in Section 8.01 hereof shall be removed upon termination of this Agreement in accordance with the provisions of
Section 9.01.


9. COVENANTS The Company covenants and agrees with each of the Stockholders that:

         9.01. Corporate Existence. The Company shall maintain its corporate existence, rights and franchises in full force and effect. The Company shall also preserve and maintain all licenses and other rights to use licenses, trademarks, trade names, inventions, intellectual property rights or copyrights owned or possessed by it and necessary to the conduct of its business.

         9.02. Compliance with Laws. The Company shall comply in all material respects with all requirements of law of any governmental authority having jurisdiction over it, except as such may be contested in good faith or as to which a bona fide dispute may exist.

         9.03. Payment of Taxes. The Company shall pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or business, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a lien or charge upon any properties of the Company, provided that the Company shall not be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by appropriate proceedings if the Company shall have set aside on its books adequate reserves with respect thereto.

         9.04. Insurance. The Company shall maintain as to its business, with financially sound and reputable insurers, insurance against such casualties and contingencies and of such types and in such amounts as is customary for companies similarly situated, which insurance shall be deemed by such Company to be sufficient.

         9.05. Interested Party Transactions. The Company shall not and shall not permit any subsidiary to, without first obtaining the affirmative vote of a majority of the disinterested directors, (i) engage in any loans, leases, contracts or other transactions with any director, officer, key employee or greater than ten percent (10%) stockholder of the Company, or any member of any such person's immediate family or any Affiliate of the foregoing (ii) amend or modify any arrangement approved in accordance with clause (i). Excluded from the foregoing paragraph are (a) transactions between the Company and its subsidiaries, (b) where such loans, leases, contracts or other transactions are in amounts less than $25,000 in the aggregate in any twelve month period and are at prices and on terms and conditions no less favorable to the Company or its subsidiaries, as the case may be, than could reasonably be obtained from third parties, (c) the Sourcing Rights Letter Agreement (as defined in the SPA)between the Company and UOHL and transactions relating thereto, (d) the Management Agreement, as defined in the SPA, and transactions related thereto.

                  In the event that any Purchaser shall have good faith reason to believe that any of the covenants set forth in this Section 9 have not been adhered to, such Purchaser shall deliver written notice to the Board with a detailed description of the alleged breach. After receipt of the letter, the Board shall have 30 days to provide a reasonably detailed response to such letter.

10.      MISCELLANEOUS PROVISIONS

         10.01. Termination. This Agreement shall terminate immediately upon the earlier of (a) the closing of a Qualified Initial Public Offering, (b) the consummation of a Change in Control, or (c) the execution by the Company of a general assignment for the benefit of creditors or the appointment of a receiver or trustee to take possession of the property and assets of the Company. Notwithstanding the foregoing, the provisions of Section 2 of this Agreement shall terminate as provided in Section 2.09 hereof.

         10.02. Notices. All notices, requests and other communications hereunder shall be in writing and shall be deemed to have been duly given at the time of receipt if delivered by hand, overnight courier or by facsimile transmission or three Business Days after being mailed, registered or certified mail, return receipt requested, with postage prepaid, to the address or facsimile number (as the case may be) listed below the signature of each Party on such Party's signature page hereto if any Party shall have designated a different address or facsimile number by notice to the other Parties given as provided above, then to the last address or facsimile number so designated.

         10.03. Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this

Agreement, and this Agreement shall be construed and interpreted in such manner as to be effective and valid under applicable law.

         10.04. Waiver or Modification. Any amendment or modification of this Agreement shall be effective only if evidenced by a written instrument executed by the Company and by Stockholders that hold a majority of the total Common Share Equivalents held by all of the Stockholders, and by any Stockholder whose rights and obligations may be affected thereby.

         10.05. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the principles of conflicts of laws thereof.

         10.06. Attorneys' Fees. In the event of any dispute involving the terms hereof, the prevailing parties shall be entitled to collect legal fees and expenses from the other party to the dispute.

         10.07. Further Assurances. Each Party agrees to act in accordance herewith and not to take any action that is designed to avoid the intention hereof.

         10.08. Successors and Assigns. This Agreement and the rights and obligations of the Parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns and legal representatives. Each Stockholder may assign its rights hereunder to (i) any transferee of Shares held by such Stockholder that holds, in the aggregate, at least 1% of the total Common Share Equivalents after such transfer, (ii) the descendants, siblings or spouse of such Stockholder or to trusts for the benefit of such persons or such Stockholder, (iii) to such Stockholder's Affiliates, or (iv) in the case of any Perseus Investor, to the partners, members, stockholders or other investors of such Perseus Investor as a distribution or similar transfer from such Perseus Investor; provided that in each of the foregoing cases, the transferee shall furnish the other Stockholders and the Company with a written agreement to be bound by and comply with all provisions of this Agreement. Such transferee shall be treated as a "Stockholder" (and a transferee of a Perseus Investor shall be treated as a "Perseus Investor") for the purposes of this Agreement.

         10.09. Aggregation of Stock. For purposes of determining the availability of any rights under this Agreement, the number of shares of Common Stock or other securities of the Company deemed to be owned by a Stockholder shall include all such shares or other securities owned by such Stockholder or other Person, such Stockholder's (or other Person's) Affiliates and their respective partners, members, or shareholders, and any other person or entity that acquires any such shares or other securities from any of the foregoing by gift, will or intestate succession.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

               [Company Investor Rights Agreement Signature page]

         IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the day and year first above written.



                                         FOOTWEAR ACQUISITION, INC.


                                         By:  /s/ William N. Simon
                                              ----------------------------------

                                         Name: William N. Simon
                                               ---------------------------------

                                         Title:  Executive Director
                                                 -------------------------------


                                         ADDRESS FOR NOTICE:



                                         ---------------------------------------

                                         ---------------------------------------

                                         Facsimile No. :
                                                          ----------------------
                                         Attn:
                                               ---------------------------------


                                         With a copy to:



                                         ---------------------------------------

                                         ---------------------------------------

                                         Facsimile No. :
                                                         -----------------------
                                         Attn:
                                               ---------------------------------

              [cre-8-net Investor Rights Agreement Signature page]

         IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the day and year first above written.



                                          CRE-8-NET VENTURES L.L.C.

                                          BY: /s/ William N. Simon
                                              ----------------------------
                                                  NAME: William N. Simon
                                                  TITLE:   Managing Member

                                          ADDRESS FOR NOTICE:

                                          541 Redwood Highway
                                          Suite 2180
                                          Mill Valley, California 94941
                                          Phone: 415-383-7698
                                          Fax: 415-383-7405
                                          Attn: William N. Simon

                                          With a copy to:

                                          WILSON SONSINI GOODRICH & ROSATI, P.C.
                                          650 Page Mill Road
                                          Palo Alto, California  94304
                                          Facsimile: (650) 496-4084
                                          Attn: Kurt Berney, Esq.

                 [UOHL Investor Rights Agreement Signature page]

         IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the day and year first above written.


                                          UNION OVERSEAS HOLDINGS LIMITED

                                          BY: /s/ Edward D. Sy
                                             ----------------------------
                                                  NAME:  Edward D. Sy
                                                  TITLE: Director

                                          ADDRESS FOR NOTICE:

                                          Suite 306
                                          Third Floor
                                          Island Place Tower
                                          No. 510 King's Road, North Point
                                          Hong Kong
                                          Facsimile No. 852-2907-8118
                                          Attn: Mr. Ed Sy

                                          With a copy to:
                                          Mintz, Levin, Cohn, Ferris, Glovsky
                                          and Popeo
                                          One Financial Center
                                          Boston, Massachusetts 02111
                                          Facsimile:  (617) 542-2241
                                          Attention: Mary Laura Greely, Esq. and
                                          George Hofmann, Esq.

          [Perseus Investors Investor Rights Agreement Signature page]

         IN WITNESS WHEREOF, the undersigned Perseus Stockholder has executed this Agreement as of the day and year first above written.


                                          PERSEUS ACQUISITION/RECAPITALIZATION
                                          FUND, L.L.C.

                                          By:  /s/ Curtis A. Glovier
                                               ---------------------------------

                                          Name: Curtis A. Glovier
                                                --------------------------------

                                          Title:  Managing Director
                                                  ------------------------------

                                          ADDRESS FOR NOTICE:

                                          888 Seventh Avenue, 29th Fl.
                                          New York, NY 10106
                                          Facsimile No.: (212) 245-1852
                                          Attn: Ray E. Newton, III


                                          With a copy to:

                                          Arnold & Porter
                                          555 Twelfth Street N.W.
                                          Washington, D.C. 20004-1206
                                          Facsimile:  (202) 942-5999
                                          Attention: Robert Ott, Esq.

          [Itochu Corporation Investor Rights Agreement Signature page]

         IN WITNESS WHEREOF, the undersigned Perseus Stockholder has executed this Agreement as of the day and year first above written.


                                          ITOCHU CORPORATION


                                          By:  /s/ Yoshihiro Fukushima
                                               ---------------------------------

                                          Name: Yoshihiro Fukushima
                                                --------------------------------

                                          Title:  Section Manager
                                                  ------------------------------

                                          ADDRESS FOR NOTICE:

                                          Itochu Corporation
                                          1-3 Kyutaro-machi 4-chome
                                          Chuo-ku, Osaka 541-8577 Japan
                                          Attention: Kenichiu Kamiyoshi
                                          Operating Officer of Import Textile
                                          And Fashion Good Division
                                          Telephone: 81-6-6241-2987
                                          Facsimile: 81-6-6244-0845

                                          With a copy to:
                                          Yoshihiro Fukushima
                                          Manager of Import Textile
                                          And Fashion Goods Division
                                          Section No. 6

                                    EXHIBIT A

                               CERTAIN DEFINITIONS

         For purposes of the Agreement to which this Exhibit A is attached, the following terms have the following meanings:

         "Affiliate" of any Person (the "Subject Person") means any Person that Controls, is Controlled by or is under common Control with the Subject Person.

         "Business Day" means any day other than a Saturday, Sunday or other day on which the national or state banks located in the State of New York are authorized to be closed.

         "Common Share Equivalents" means all shares of Common Stock that are issued and outstanding or are issuable upon the exchange, exercise or conversion of any other security of the Company. The number of Common Share Equivalents owned by a Person shall equal the sum of (i) the number of shares of Common Stock owned by such Person plus (ii) the number of shares of Common Stock issuable upon the exchange, exercise or conversion of any other security of the Company owned by such Person plus (iii) the number of accrued but unpaid shares of Common Stock payable as dividends on any other security of the Company (assuming, in the case of (iii), that such dividends were to be entirely paid as "In-Kind Dividends" as defined in the Company's Certificate of Incorporation). Common Share Equivalents shall not include unexercised options to purchase Common Stock issued to executives, officers, employees or others, whether pursuant to an incentive stock option plan or otherwise.

         "Common Stock" means the common stock, par value $.01 per share, of the Company.

         "Change in Control" means the occurrence, after the date hereof, of the consolidation or merger of the Company or sale of all or substantially all of its assets (other than solely for the purpose of changing the jurisdiction of incorporation of the Company) in which the shareholders of the Company immediately prior to the transaction possess less than 50% of the voting power of the surviving entity (or its parent, if any) immediately following the transaction.

         "Control" and derivatives thereof mean the power to control the management and policies of a Person subject to Control whether by ownership of voting securities, contract or otherwise.

         "GAAP" means United States generally accepted accounting principles consistently applied.

         "Lien" means all liens, security interests, pledges, charges, mortgages, conditional sales agreements, title retention agreements and other encumbrances.

         "Person" means any individual, entity or governmental body.

         "Permitted Liens" means Liens that (i) arise out of taxes not in default and payable without penalty or interest or the validity of which is being contested in good faith by appropriate proceedings, (ii) are mechanics', carriers', workers', repairmen's, or other similar Liens that are not, individually or in the aggregate, material in amount and arise in the ordinary course of business, (iii) represent the rights of customers, suppliers, licensees and subcontractors in the ordinary course of business under contracts or under general principles of commercial law, (iv) any Lien existing or which comes into existence pursuant to the terms of a certain Senior Note or Senior Notes dated as of the date hereof and (v) any Lien existing as of the date hereof pursuant to the terms of any agreement existing as of the date hereof between the Company and any bank or other lender.

         "Qualified Initial Public Offering" means a public offering of Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended, that is underwritten on a firm commitment basis that results in (a) the Company receiving at least $20 million in gross proceeds; (b) the Common Stock being traded on the New York Stock Exchange or the Nasdaq National Market; and (c) a fully diluted, post-IPO valuation of the Company in excess of $200 million.